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                                                                     EXHIBIT 8.2


                              [KPMG LLP letterhead]


January 23, 2002


Board of Trustees
c/o Mr. Steven A. Covert
Chief Financial Officer
The Savings Bank of Utica
233 Genesee Street
Utica, New York  13501

         Re:      The Savings Bank of Utica
                  Mutual Holding Company Formation and Stock Issuance
                  State & Local Tax Considerations
                  ---------------------------------------------------------

Dear Members of the Board:

         We have been requested by The Savings Bank of Utica, a federally chartered mutual savings bank ("the Bank"), Partners Trust, MHC, a federal mutual holding company ("MHC") and Partners Trust Financial Group, Inc. a federally chartered capital stock corporation ("Holding Company") to express our opinion concerning certain New York State income tax consequences relating to the Plan of Reorganization from Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan adopted by the Board of Trustees of The Savings Bank of Utica on October 2, 2001. Under the Plan of Reorganization, (i) The Savings Bank of Utica will convert from a federally chartered mutual savings bank into a federally chartered stock savings bank ("Stock Bank") and become the wholly-owned subsidiary of Partners Trust Financial Group, Inc., a newly formed federally chartered capital stock corporation and (ii) the Holding Company will become a majority-owned subsidiary of Partners Trust, MHC, a federal mutual holding company that will be chartered as of the closing date of the transaction and (iii) the Holding Company will sell its common stock in a solicitation and public offering.

         Our opinion is limited to the New York State income tax consequences of the transaction. Any other state tax considerations that may result from the transaction are outside the scope of this opinion.

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                                                       The Savings Bank of Utica

In connection therewith, we are relying on the facts and conclusions reached in the attached Federal tax opinion ("Federal Opinion") rendered by the Bank's special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C.

                                   Background
                                   ----------

         As outlined in the attached Federal Opinion, it is intended that at the conclusion of the Plan of Reorganization the Bank will be a wholly owned subsidiary of the Holding Company of which at least 50.1% will be owned by the MHC and up to 49.9% will be offered in a Subscription Offering.

         The Bank currently files a consolidated federal income tax return with all of its wholly owned subsidiaries and a combined New York State banking corporation franchise tax return with its wholly owned subsidiaries that are taxable under Article 32 of the New York State Tax Law, on a calendar year basis (i.e., January 1st through December 31st).

                                   Discussion
                                   ----------

Banking Corporation Franchise Tax
---------------------------------

Treatment of Reorganization

         For purposes of Article 32 of the New York State Tax Law ("NYTL"),
Section 1453(a) provides that entire net income means total income from all sources which shall be the same as the entire taxable income (but not alternative minimum taxable income) which the taxpayer is required to report to the United States Treasury Department, subject to the modifications and adjustments hereinafter provided. NYTL Sections 1453(b) through (k) and NYS Tax Regulations Sections 18-2.3, 18-2.4, and 18-2.5 thereunder, provide for the modifications or adjustments required by NYTL Section 1453(a). There is no modification or adjustment applicable to a transaction where, for federal income tax purposes, the transaction constitutes a tax free exchange within the meaning of IRC Sections 351 and 368(a)(1)(F). The Reorganization should be tax-free for federal income tax purposes under IRC Sections 351 and 368 (a)(1)(F). Therefore, for purposes of NYTL Section 1453, the Reorganization transaction should be treated

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                                                       The Savings Bank of Utica

the same as it is for federal income tax purposes (i.e., tax free for purposes of Article 32 of the NYTL).

No Combination After Reorganization

         Pursuant to NYTL Section 1462, a bank holding company which is exercising its corporate franchise or doing business in New York State in a corporate or organized capacity, is or may be required to file a return on a combined basis with the following corporations (all of which are NYS taxpayers, i.e., are subject to NYTL Article 32):

Corporations required to file a combined return:

     . any banking corporation or bank holding company which owns or controls, directly or indirectly, 80 % or more if its voting stock, and

     . any banking corporation or bank holding company in which it owns or controls, directly, or indirectly, 80 % or more of its voting stock.

     NYTL Section 1462(f)(2)(i). Corporations permitted or required to file a combined return (at the discretion of the Tax commissioner):

     . any banking corporation or bank holding company which owns or controls, directly or indirectly, 65 % or more if its voting stock, and

     . any banking corporation or bank holding company in which it owns or controls, directly or indirectly, 65 % or more of the voting stock.

     NYTL Section 1462(f)(2)(ii). The Plan of Reorganization provides that the public offering of Holding Company is intended to sell up to 49.9% of the outstanding shares of Holding Company to purchasers other than MHC. Should, in fact, the public offering exceed 35 percent, the above criteria would not be satisfied and MHC should be ineligible to file a combined NYS banking corporation franchise tax return with Holding Company. Holding Company and Stock Bank should meet the 80% control requirement and should both have New York State nexus. Therefore, Holding Company and Stock Bank should be required to file a combined New York State return. MHC should also

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                                                       The Savings Bank of Utica

have New York State nexus and should be required to file a separate New York State banking corporation franchise tax return.

Personal Income Tax
-------------------

         The beneficial ownership interest of the Bank is held by its depositors by reason of their right to their respective deposit accounts and interest on those accounts. After the Plan of Reorganization, each holder of a deposit account in the Bank immediately preceding the reorganization will continue as an account holder in Stock Bank after the reorganization. The reorganization will not affect the deposit balance, interest rate, and other terms of such accounts. Therefore, the deposit account holders will not recognize gain or loss for federal income tax purposes with respect to the deposit accounts as a result of the Plan of Reorganization.

         Section 611(a) of Article 22 of the NYTL provides: "[t]he New York taxable income of a resident individual is his New York adjusted gross income less his New York deductions and New York exemptions, as determined under this part."

         Section 612(a) of the NYTL provides: "[t]he New York adjusted gross income of a resident individual means his Federal adjusted gross income as defined in the laws of the United States Internal Revenue Code for the taxable year, with certain modifications as specified in section 612." Section 612 of the NYTL does not contain any modification that affects the shareholders or stockholders of the banks or corporations that are each a party to a transaction, that for federal income tax purposes constitutes a tax-free transaction pursuant to Section 351(a) or 368(a) of the Internal Revenue Code.

         The transactions contemplated by the Plan of Reorganization constitute tax-free transactions pursuant to Section 351(a) and 368(a), therefore the depositors, as parties to the Plan of Reorganization, should not recognize any federal taxable income with respect to their deposit accounts. Accordingly, the depositors should not recognize any New York State taxable income for purposes of the NYS Personal Income Tax with respect to their deposit accounts as a result of the transactions contemplated by the Plan of Reorganization.

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                                                       The Savings Bank of Utica

                                     Opinion
                                     -------

Scope of the Opinion

         You have submitted for our consideration certain facts relating to the MHC formation and stock issuance as set-forth above and the Plan of Reorganization. Our opinions are based upon the facts set forth in this letter and the Federal Opinion and assumes that the Federal Opinion concerning certain federal income tax matters relating to the Plan of Reorganization will represent the probable outcome. If any fact or representation contained herein is not entirely complete or accurate, it is imperative that you inform us immediately in writing because the incompleteness or inaccuracy could cause us to change our opinion.

         This opinion is rendered only with respect to the holdings set forth herein and KPMG expresses no opinion with respect to any other legal, federal, state or local tax aspect of these transactions. No inference should be drawn regarding any matter not specifically opined upon.

         In rendering our opinion, we are relying upon the attached Federal Opinion, the relevant provisions of the Internal Revenue Code, NYTL, as well as all regulations promulgated thereunder and judicial and administrative interpretations thereof, all of which are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions prospectively or retroactively. Any such changes could also have an effect on the validity of our opinion. We assume no duty to inform you of any changes in our opinion in the event of such change.

         This opinion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. However, KPMG believes that there is sufficient authority to support the opinion expressed herein.

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                                                       The Savings Bank of Utica


         Furthermore, the conclusions contained herein regarding NYS taxes could change if the federal law on which such conclusions are premised were to change since a taxpayer's "entire net income" for purposes of the NYS banking corporation tax law is, with modifications not relevant here, the same as federal taxable income; and the base for taxation under the NYS Personal Income Tax is, with modifications, not relevant here, the same as federal adjusted gross income.

Subject to the above, we opine as follows:

         1. For purposes of the NYS Franchise Tax on Banking Corporations, the Plan of Reorganization should constitute a tax free transaction for such purposes.

         2. For purposes of the NYS Personal Income Tax, no taxable income should be realized by eligible account holders and new stockholders of Stock Bank.

         3. For purposes of the NYS Personal Income Tax, the basis of the deposit accounts in Stock Bank to be received by the deposit account holders should be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor.

Very truly yours,


KPMG LLP